Exhibit 23.7

[LETTERHEAD OF EUROMONITOR INTERNATIONAL]

October 15, 2010

The Directors

Xueda Education Group

A-4 Xibahe Beili

Chaoyang District

Beijing 100028

People’s Republic of China

Dear Sirs

Xueda Education Group (the “Company”)

We, Euromonitor International (“Euromonitor”), refer to the following excerpts from the latest draft registration statement on Form F-1 (together with any amendments thereto, the “Form F-1”) expected to be filed by the Company with the U.S. Securities Exchange Commission (the “SEC”):

•                  “According to Euromonitor, as of July 2010, the total private spending on education in China amounted to RMB408 billion in 2004 and RMB582 billion in 2009, representing a CAGR of 7.3%.”

•                  “According to Euromonitor, in 2009, persons with primary, secondary or tertiary education levels had average annual disposable incomes of RMB12,760, RMB16,716 or RMB30,953, respectively. Furthermore, data from Euromonitor indicates the income gap among people with varying levels of education is expected to widen in the future, and individuals with a primary, secondary or tertiary education levels are expected to have average annual disposable incomes of RMB20,046, RMB27,857 or RMB52,589, respectively, by 2014.”

We hereby give our written consent to the Company to include the following particulars of Euromonitor International in the Form F-1:

•                  our name;

•                  the data prepared or compiled by us (the “Data”); and

•                  all references thereto,

in the form and context in which they respectively appear in the Form F-1 and to file this consent as an exhibit thereto with the SEC.

The Data reflects estimates of market conditions based on targeted interviews with relevant market participants to obtain industry opinion and perspectives, and is prepared primarily as a marketing research tool for participants in the industry. Euromonitor disclaims liability for the use of any of the Data and disclosed herein as a basis for making (or not making) an investment in the Company. Consequently, references to Euromonitor should not be considered as Euromonitor’s opinion as the value of any security on the advisability of investing (or not investing) in the Company.

Yours faithfully
For and on behalf of
Euromonitor International

/s/ George Teh
Name: George Teh
Title: Account Manager